                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant toss. 240.14a-11(c) orss. 240.14a-12

                          THE SPECTRANETICS CORPORATION
                 ----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 STEVEN W. SWEET
       ------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11,

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                                Explanatory Note
                                ----------------

Steven W. Sweet has established a web site in order to permit stockholders of The Spectranetics Corporation and other interested parties to obtain access to materials filed by Mr. Sweet with the Securities and Exchange Commission, as well as other relevant material, and to facilitate communication with Spectranetics stockholders. The web site can be accessed at www.sweetproxy.com.

The contents of the web site have been previously filed with the SEC, except for the revised material set forth below. Any additional content on the web site will be filed with the SEC no later than the date the content is added to the web site.

The current content of the web site is as follows:

                   INITIATIVE OF STEVEN W. SWEET TO NOMINATE
                  JOHN W. (JACK) ALLGOOD & JACK A. NEWMAN, JR.
                          TO THE BOARD OF DIRECTORS OF
                                  SPECTRANETICS


THE PARTICIPANTS IN THIS SOLICITATION ARE STEVEN W. SWEET; HIS NOMINEES, JACK ALLGOOD AND JACK NEWMAN; MR. LARRY MCKINLEY, A FINANCIAL CONSULTANT IN BOULDER, COLORADO; AND JOSEPH LARGEY AND PAUL SAMEK, THE FORMER CEO AND CFO, RESPECTIVELY, OF SPECTRANETICS. NONE OF THESE INDIVIDUALS HAS ANY INTEREST IN THESE MATTERS EXCEPT AS DISCLOSED IN THE PRELIMINARY PROXY STATEMENT MR SWEET FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2002. YOU SHOULD READ THAT PRELIMINARY PROXY STATEMENT, WHICH WILL BE AVAILABLE FOR FREE ON THE SEC'S WEB SITE AT WWW.SEC.GOV, AS WELL AS THE DEFINITIVE PROXY STATEMENT WHEN IT IS MAILED TO YOU, BECAUSE THE PROXY STATEMENTS CONTAIN INFORMATION THAT WILL BE IMPORTANT TO YOUR VOTING DECISION, INCLUDING INFORMATION ABOUT STEVEN SWEET, JACK ALLGOOD AND JACK NEWMAN AND THE OTHER PARTICIPANTS. OTHER RELEVENT DOCUMENTS, INCLUDING THE CONTENTS OF THIS WEB SITE, ARE ON FILE WITH THE SEC AS WELL. DOCUMENTS RELATING TO MR. SWEET'S SOLICITATION OF PROXIES ARE AVAILABLE FOR FREE ON THIS SITE, OR BY EMAILING MR. SWEET AT SSWEET@SWEETPROXY.COM.

--------------------------------------------------------------------------------
An Effort to Align the Interests of the Board of Directors with Those of the Shareholders


Largey and Samek Respond to Misleading Statements Made by the Board of Directors of The Spectranetics Corporation


Where Are the Green Proxies?

E-mail Steve Sweet With Your Questions or Comments

Background of Steve Sweet

Qualifications of Nominee : Jack Allgood

Qualifications of Nominee : Jack Newman, Jr.

SEC Filings ( Last Updated : May 15, 2002 ):
      Introductory Letter to Joseph Largey dated April 25, 2002 Preliminary Proxy filed April 26, 2002 Preliminary Proxy filed May 8, 2002 (with explanatory transmittal letter)
      Preliminary Proxy filed May 15, 2002 (with explanatory transmittal letter)
      --------------------------------------

      --------------------------------------


My Observations (Last Updated May 16, 2002):


      OUTRAGED - My Opinion of the Firing of Joe and Paul
      --------------------------------------

      --------------------------------------

      --------------------------------------

Comments of Other Shareholders (Last Updated_________):

      --------------------------------------

      --------------------------------------

      --------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Steve believes the company's incumbent nominees bring little to the table and take too much from it.

                               "JACKS 'R BETTER"
                                      VOTE
                                      YOUR
                                      GREEN
                                      PROXY

--------------------------------------------------------------------------------

                LARGEY AND SAMEK RESPOND TO MISLEADING STATEMENTS
                        MADE BY THE BOARD OF DIRECTORS OF
                          THE SPECTRANETICS CORPORATION

      ON MAY 3, 2002, THE TWO OF US AND THE FOUR OTHER EXECUTIVE OFFICERS OF THE SPECTRANETICS CORPORATION, ISSUED A LETTER TO MR. SWEET SUPPORTING THE ELECTION OF JACK ALLGOOD AND JACK NEWMAN AS DIRECTORS AT THE UPCOMING ANNUAL STOCKHOLDERS' MEETING. ONE WEEK LATER (FRIDAY, MAY 10, 2002), THE BOARD OF DIRECTORS OF THE COMPANY MET (WITH MR. LARGEY OUT OF TOWN) AND UNANIMOUSLY FIRED BOTH OF US (PURPORTEDLY) FOR CAUSE, APPOINTED EMILE GEISENHEIMER AS ACTING CEO OF THE COMPANY AND PUT OUT A PRESS RELEASE STATING THE BOARD'S PURPORTED REASONS FOR TAKING THESE ACTIONS. ON MAY 13, 2002, THE TWO OF US, TOGETHER WITH THE OTHER OFFICERS WHO JOINED IN THE LETTER OF MAY 3, MR. SWEET, MR. MCKINLEY AND MS. SWEET FILED A SCHEDULE 13D WITH THE SECURITIES AND EXCHANGE COMMISSION. THE VERY NEXT DAY, THE OTHER OFFICERS, WHO ARE STILL EMPLOYED AT THE COMPANY, WITHDREW THEIR SUPPORT FOR THE MAY 3 LETTER, WITHDREW AS MEMBERS OF THE 13D GROUP AND ANNOUNCED THEIR NEUTRALITY AT THIS TIME WITH RESPECT TO THE MATTERS TO BE ADDRESSED AT THIS YEAR'S ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY. WE BELIEVE THAT IT IS IMPERATIVE TO RESPOND TO THE ALLEGATIONS MADE AGAINST US IN THE MAY 10TH PRESS RELEASE AND TO CORRECT WHAT WE BELIEVE ARE THE MISSTATEMENTS CONTAINED THEREIN.


Let us begin by saying that both of us are deeply saddened by the Board's actions last Friday, May 10, 2002. We have worked very hard for the Company and believe the Company is at a critical point. We want to continue to contribute to the Company's success. That success is dependent, in our view, largely on the direction the Company heads over the next 12 months, which we believe will turn on the ability of the Board and the management team to:

o clearly identify to all of its constituents the direction the Company is headed,
o prepare an effective business plan that takes the Company in that direction, with clearly defined financial goals and targets,
o     meet or exceed all of the key "drivers" in the business plan and
o     work together to achieve all of these objectives.

During Emile Geisenheimer's 12 years as a director, the Board has changed its views several times on the direction the Company should head. During our tenure, we have not always agreed with those changing directions, but we have consistently carried out the Board's instructions. Reasonable people can differ on the direction of a company. We understand that. The performance of any company is directly related, in part, to the quality of its management and board of directors. The interplay of different viewpoints, different experiences and different backgrounds of directors and senior managers make a board and management team stronger, not weaker. Honesty, integrity and experience create respect for one another. That respect is what makes it possible for board members and management to disagree, sometimes strongly, and still work together for the good of the company and its stockholders. The Board's actions last Friday shattered that respect.

The Board's failure to describe, fully and completely, the reasons for our terminations is deeply disturbing to us and, in our opinion, shows a total lack of respect for our efforts on behalf of the

Company the past five years and shows a lack of respect for all stockholders of the Company. Let us take a few minutes of your time to respond to the Board's May 10th press release.

The May 10th press release states, with respect to our terminations, the following:

o "The terminations of Mr. Largey and Mr. Samek, among other things resulted from their disagreement with the Board's policy of pursuing sustainable growth in profitability as a key driver of the Company stock."
o "The Board was convinced that Largey and Samek were not committed to controlling selling, general and administrative expenses, and were under-investing in the Company's product development efforts at a critical point."
o "The Board effected the terminations only after it made considerable efforts to persuade Largey and Samek to endorse and implement these strategies."

With respect to the Board's first point concerning profits, during our tenure:

o     The Company had its first year ever of profitability in 2001.
o The Company has had four consecutive profitable quarters, including the first quarter of 2002.
o The Company's European group has been profitable for five consecutive quarters, including the first quarter of 2002.
o The Company has seen its gross margin percentage grow from the mid-40s to the high-60s.

On a related note, during our tenure:

o     Sales revenues have more than doubled.
o     Laser units are placed in more than 300 hospitals worldwide.
o     The market in Japan is beginning to open up to the Company.
o Important new products have continued to roll out from lead removal to the O.S. design.

The trend is clear. The Board told us what it wanted, and we went out and made it happen. How can the Board's statement that we were not focused on profitability be true in light of these numbers?

With respect to the Board's second point, the Company's selling, general and administrative expenses ("SG&A") were:

o     $14,277,000 in 2001 (on revenues of $27,808,000) (51%)
o     $17,843,000 in 2000 (on revenues of $26,900,000) (66%)
o     $13,902,000 in 1999 (on revenues of $22,305,000) (62%)
o     $12,288,000 in 1998 (on revenues of $18,565,000) (66%)
o     $10,211,000 in 1997 (on revenues of $14,696,000) (69%)

While SG&A increased by 40% during our tenure, that pales in comparison to the 89% growth in revenue over the last five years. The trend is clear. How can the Board's statement be true in light of these numbers?

Also, with respect to the Board's second point, the Company invested the following amounts in product development in clinical trials:

o     $4,915,000 in 2001
o     $5,287,000 in 2000
o     $4,622,000 in 1999
o     $3,165,000 in 1998
o     $2,746,000 in 1997

The Company increased the amount spent annually on product development over these five years by 79%. Development expenses only decreased in 2001 when the Board's focus shifted to profitability rather than revenue growth. The trend is clear. How can the Board's statement be true in light of these numbers?

With respect to the third point, which Board strategy in the last five years did we not endorse and implement? Over the last five years, all Board-approved budgets and plans have been aggressively pursued by the management team. Since early 2001, when the Board instructed us to pursue sustainable growth in profitability, we delivered. In 2000, when the Board instructed management to pursue top line revenue growth, we delivered.

It has been difficult for management to discern the direction the Board has wanted to take the Company over the past five years. Individual directors have expressed their desire to pursue one course or another during this period. Management's duty is to follow the legal and proper instructions of the Board, not the instructions of individual directors as to their own personal agendas for the Company. We have no doubt that you will hear in the coming weeks that we did not follow certain Board instructions. We did follow Board instructions. We did not follow every individual instruction of each individual director that was not, to our knowledge, a duly approved action of the Board.

We have no doubt that the personal attack on us launched the past five days is only the beginning. We believe that this Board is willing to do anything and to say anything to discredit us, both personally and professionally, as well as Steve Sweet and his alternative slate. The Board has the corporate treasury at its disposal to wage this attack. We expect that the Board will continue to spend it freely to support the re-election of their nominees.

Management has been the engine that turned this Company into a premier medical device company over the past five years. The Board fired us last Friday. Now, the Board should be truthful with you and with us about why it fired us. The Board fired us because we voiced our concerns and supported Mr. Sweet's slate.

Paul Samek
Joe Largey

                         WHERE ARE THE GREEN PROXIES???


I know you are concerned you have not received my proxy materials, but there are really good reasons for the delay. The Board's firings of Joe Largey and Paul Samek necessitated that we make major revisions to our proxy materials. Just as we were about to file our revised materials, the other officers notified me that they wanted to withdraw their letter of May 3, 2002, which necessitated further changes.

We've filed a new proxy with the SEC, and now we have to wait for their comments and clearance. Then, we must print the proxy statements, forward our materials to the stockholder distribution service for mailing, and wait for the U.S. postal service to get them to you. Unfortunately, we're probably looking at sometime late next week (around May 22) at the earliest before you get your GREEN proxy.

That makes your fast execution and return of the proxy absolutely critical. Your proxy must be received back by June 3rd in order to ensure that it is tabulated for the all-important stockholders' meeting on June 4th. If it's getting really late, I urge you to return it via next day mail (it will be worth the cost), or to contact me so we can discuss other ways for you to return it.

Don't worry if you already sent back the company's proxy. You can change your vote simply by returning our proxy card. THE LAST VOTE YOU CAST IS THE ONLY ONE THAT COUNTS.

Sorry for the delay, but in this case I am absolutely convinced "better late than never." I appreciate your support, and I need your vote.

Steve

                                 Steven W. Sweet

Steven W. Sweet initiates this proxy battle as the direct owner of 176,000 shares of Spectranetics stock, and the beneficial owner of an additional 10,000 shares of stock held in his mother's revocable trust, the Helen D. Sweet 1993 Living Trust, of which he is co-trustee. Mr. Sweet is a resident of Leawood, Kansas, and since 1979 has been the majority owner and principal operator of Fireplace & Bar-B-Q Center, a family-owned retail business. While operating that business, he was also a minority shareholder and executive officer of J.D. Reece Realtors, which grew to be the largest residential realty company in the greater Kansas City area. He terminated his relationship with J.D. Reece Realtors in 2001 when the business was sold to HomeServices of America, Inc., an affiliate of Berkshire Hathaway.

He graduated with high honors with a BBA degree from the University of Michigan (in three years) in 1970. From that time until 1979, Mr. Sweet was a tax accountant with Peat, Marwick, Mitchell & Co., being promoted to partner at the age of 28. He spent one year with Peat, Marwick's national tax practice in Washington, D.C., and the remainder of his service was in the Kansas City office. He specialized in mergers, acquisitions, incorporations, etc. and taught these subjects at the national level in Peat Marwick's internal training programs. He co-authored a treatise on the changing role of "continuity of interest" in reorganizations, which was published in the Journal of Taxation in 1976.

Mr. Sweet served on the Board of Directors of Menorah Medical Center for fourteen years and served on the Finance Committee, the Executive Committee, the Financial Planning Subcommittee, and chaired the Risk Management Committee and Audit Committee of that institution. He was also on the founding Board of Directors of the Jewish Heritage Foundation and served on its Investment Committee and chaired its Audit Committee.

          JOHN W. (JACK) ALLGOOD, CPA [PHOTO OF JOHN W. (JACK) ALLGOOD]

John W. ("Jack") Allgood, 52, is a resident of Englewood, Colorado and has been employed for the past 28 years as a Certified Public Accountant. He is currently the Chief Financial Officer of Stonegate Capital Corporation, a real estate investment and residential real estate construction and management company, and from May 2001 to December 2001, he was the Chief Financial Officer of Integrated Asset Services, Inc., an asset management and real estate valuation services company. Prior to that, Mr. Allgood was an officer and director at the Colorado accounting firm Levine, Hughes and Mithuen, Inc. (LH&M). In addition to leading the tax services group at LH&M, Mr. Allgood worked in the areas of mergers and acquisitions, business valuations, management consulting services, financial statement engagements, and litigation support for a diverse corporate clientele. Mr. Allgood practiced with three accounting firms prior to LH&M, including Price Waterhouse and his own firm of Allgood & Company, which merged with LH&M in 1988. Mr. Allgood is currently a member of the Advisory Board of Accounting, University of Northern Colorado. He is a former Chairman of the Tax Management Committee, North American Region, of Summit International Associates, Inc. (now Baker Tilly International), which provides worldwide expertise in management consulting, accounting, taxation, business valuation, and other related professional services. As a past board member with the Colorado Society of Certified Public Accountants (CSCPA), Mr. Allgood has served as the chairman of the Continuing Professional Education Board and chairman of the Continuing Professional Education Curriculum Committee. A frequent speaker on income tax and public accounting subjects, he has also served as an instructor for the MBA program at Regis Community College.

               JACK A. NEWMAN, JR. [PHOTO OF JACK A. NEWMAN, JR.]

Jack A. Newman, Jr., 54, of Leawood, Kansas, has been an executive with Cerner Corporation since 1996. Cerner is a publicly held company that supplies clinical and management information and knowledge systems to healthcare organizations worldwide. In his current role as Executive Vice President, Mr. Newman establishes innovative arrangements between Cerner and large, progressive, integrated healthcare organizations in the United States and Canada. Prior to joining Cerner, Mr. Newman served as Partner-in-Charge of the National Health Care Strategy Practice for KPMG Peat Marwick LLP. He provided consulting services to hundreds of healthcare clients in his 22-year tenure at Peat, Marwick. He holds a master's degree in public administration with a concentration in health care administration, and is a Certified Public Accountant. Mr. Newman also serves as a faculty member for the American College of Healthcare Executives, the American Hospital Association, the Health Information Management Systems Society and the Medical Group Management Association. Mr. Newman is a national speaker on the role information and knowledge systems are playing, and will increasingly play, in transforming health care.

                OUTRAGED-MY OPINION ON THE FIRING OF JOE AND PAUL


            ON MAY 3, 2002, JOE LARGEY AND PAUL SAMEK, SPECTRANETICS' OUTSTANDING CEO AND CFO, AND THE FOUR OTHER EXECUTIVE OFFICERS OF SPECTRANETICS, ISSUED A LETTER SUPPORTING THE ELECTION OF JACK ALLGOOD AND JACK NEWMAN AS DIRECTORS AT THE UPCOMING ANNUAL STOCKHOLDERS' MEETING (OPPOSING THE INCUMBENTS EMILE GEISENHEIMER AND JOHN SCHULTE). WITHIN A WEEK, WITH JOE LARGEY OUT OF TOWN, FIVE DIRECTORS, INCLUDING MESSRS. GEISENHEIMER AND SCHULTE, FIRED JOE LARGEY AND PAUL SAMEK AND INSTALLED MR. GEISENHEIMER AS CEO.

Dear Spectranetics Stockholder:

I created this link to express my views on the Board of Directors' communications on the proxy contest. It is sad, indeed, that my first response must be to the incredible, outrageous action taken by the Board on Friday to fire Joe Largey and Paul Samek. Those reading this today who believe that Joe and Paul were not "pursuing sustainable growth" (as is asserted in the Company's press release) simply do not know them or the facts. Those reading this today who believe that these precipitous terminations were not direct responses to their public support of my candidates are, in my view, incredibly naive. And those reading this today who believe that the firing of the CEO and CFO of a company is an appropriate response to being opposed in a proxy contest probably deserve the type of leadership that Mr. Geisenheimer purports to provide.

When I spoke with Joe and Paul after filing my preliminary proxy statement, they expressed their support but feared retribution and the adverse effect that retribution would have on the company, the employees, and the stockholders. Nevertheless, they believed strongly enough in the need for this change that they and the other management team members courageously went public with their support. The board's response was to fire them. I simply cannot believe that any rational Board would react in such a cavalier, self-interested and destructive manner. No thinking individual can believe the Board should have spoken in such vulgar fashion before the stockholders speak, via their votes, at the meeting on June 4th. Mr. Geisenheimer, obviously, does not believe in elections or votes. I do.

What do I think of the Board's action Friday? I AM OUTRAGED. I hope you are too. I believe this outrageous action must be reversed. I intend to do everything possible to see that Messrs. Largey and Samek are restored to their positions with Spectranetics. My proxy materials are being revised accordingly. If we are successful, Joe and Paul will return to their posts, and Spectranetics can return to normal.

Am I sorry I initiated this proxy contest? NO! Am I going to back down? NO! In fact, these actions convince me more than ever that I was right to launch this campaign and rid our company of Mr. Geisenheimer. In my opinion, the very survival of this company depends on the outcome of the upcoming election. Mr. Geisenheimer has truly shown us what's at stake-do we want him, or the management that I believe has brought this company to the verge of greatness? I need your vote.


Steve...May 11, 2002



UPDATE...

On May 14, the four executive officers of Spectranetics other than Joe Largey and Paul Samek sent me a letter informing me that they wished to withdraw their letter of May 3, and to remain neutral with respect to this battle.